UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Great Elm Capital Group, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 2, 2019

Dear Fellow Stockholders:

We invite you to join us at the 2019 Annual Stockholders’ Meeting (the Annual Meeting) of Great Elm Capital Group, Inc., on Tuesday, October 22, 2019, beginning at 9:00 a.m. local time, at the Westin Waltham-Boston, 70 3rd Avenue, Waltham, MA 02451.

The Notice of Annual Stockholders’ Meeting and proxy statement accompanying this letter provide an outline of the business to be conducted at the meeting.

It is important that you be represented at the Annual Meeting. Please complete, sign, date and return the proxy card to us in the enclosed envelope, or submit your vote as otherwise provided on the proxy card. If a broker or other nominee holds your shares in “street name,” your broker has enclosed a voting instruction card, which you should use to vote those shares. The voting instruction card indicates whether you have the option to vote those shares by telephone or by using the Internet. We urge you to complete the enclosed proxy card or authorize your proxy by telephone or through the Internet as soon as possible, even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the meeting. Your vote and participation in the governance are very important to us.

On behalf of your Board of Directors, thank you for your continued support.

Sincerely yours,

/s/ Peter A. Reed

Peter A. Reed

Chief Executive Officer

Great Elm Capital Group, Inc.

Notice of Annual Stockholders’ Meeting

The 2019 Annual Stockholders’ Meeting (the Annual Meeting) of Great Elm Capital Group, Inc., a Delaware corporation (the Corporation), will be held on Tuesday, October 22, 2019, beginning at 9:00 a.m. local time, at the Westin Waltham-Boston, 70 3rd Avenue, Waltham, MA 02451.

The following matters will be considered at the Annual Meeting:

▪

The election of each of Peter A. Reed, Matthew A. Drapkin, Thomas S. Harbin III, James P. Parmelee, Jeffrey S. Serota, Mark A. Snell and Hugh Steven Wilson to serve as members of the Board of Directors of the Corporation until the earlier of their death, resignation, removal or election of their successor;

▪	The ratification of the selection of Deloitte & Touche LLP to serve as the Corporation’s independent registered public accounting firm for the fiscal year ending June 30, 2020;
▪	The approval, on an advisory basis, of the 2019 compensation of the Corporation’s named executive officers; and
▪	Other matters that may properly come before the Annual Meeting.

The items to be considered at the Annual Meeting may be considered at the meeting or at any adjournment or postponement of the meeting.

You are entitled to vote at the Annual Meeting, or at any adjournment or postponement thereof, only if you were a stockholder of the Corporation at the close of business on August 26, 2019 (the Record Date). You are entitled to attend the Annual Meeting, or any adjournment or postponement thereof, only if you were a stockholder at the Record Date or you hold a valid proxy to vote at the meeting. You must present photo identification and proof of ownership and proxy representation to be admitted to the meeting.

Whether or not you plan to attend the Annual Meeting, we encourage you to read this proxy statement and promptly vote your shares. You may vote by completing, signing and dating the enclosed proxy or voting instruction card and returning it in the enclosed envelope, or by telephone or via the Internet. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers — How You Can Vote” beginning on page 3 and to the instructions on your proxy or voting instruction card.

/s/ Adam M. Kleinman

Adam M. Kleinman

Secretary

Waltham, Massachusetts

October 2, 2019

Important Notice Regarding the Availability of Proxy Statement Materials for the

Annual Stockholders’ Meeting to be Held on October 22, 2019.

The Proxy Statement, Proxy Card and Our 2019 Annual Report On Form 10-K

are available on the Internet at www.proxyvote.com.

This proxy statement and the accompanying proxy or voting instruction card and our 2019 Annual Report on Form 10-K are being provided to stockholders beginning on or about October 2, 2019.

- i -

PROXY STATEMENT

2019 ANNUAL STOCKHOLDERS’ MEETING

TO BE HELD ON OCTOBER 22, 2019

GENERAL INFORMATION

We are furnishing you this proxy statement in connection with the solicitation of proxies by the Board of Directors of Great Elm Capital Group, Inc., a Delaware corporation (the Corporation, the Company, GEC, we, us, or our). This proxy statement addresses the items of business for the 2019 Annual Stockholders’ Meeting of GEC (the Annual Meeting) to be held on October 22, 2019, or any adjournment or postponement thereof. We will hold the Annual Meeting at 9:00 a.m., at the Westin Waltham-Boston, 70 3rd Avenue, Waltham, MA 02451. The Notice of Annual Stockholders’ Meeting, this proxy statement, our Annual Report on Form 10-K for the fiscal year ended June 30, 2019, the proxy or voting instruction card and any additional accompanying proxy materials are being made available to stockholders on or about October 2, 2019.

QUESTIONS AND ANSWERS

Proxy Materials

1.	Why am I receiving these materials?

Our Board of Directors is making these materials available to you over both the Internet and by mailing paper copies to you in connection with the Annual Meeting to be held on October 22, 2019. As a stockholder, you are invited to attend the Annual Meeting and are entitled and requested to vote on the business items described in this proxy statement. This proxy statement includes information that we are required to provide under the rules of the U.S. Securities and Exchange Commission (the SEC) and is designed to assist you in voting your shares.

2.	What is included in the proxy materials?

The proxy materials include:

▪	Our Notice of Annual Stockholders’ Meeting;
▪	Our proxy statement for the Annual Meeting;
▪	Our 2019 Annual Report on Form 10-K; and
▪	Our proxy or voting instruction card.

3.	What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, our Board of Directors and board committees, corporate governance, the compensation of our directors and executive officers, and other required information.

4.	I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy?

If you share an address with another stockholder, you may receive only one set of proxy materials unless you have provided contrary instructions. If you wish to receive a separate set of the materials, please request the additional copy by contacting Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or by calling (866) 540-7095. A separate set of the materials will be sent promptly following receipt of your request.

If you are a stockholder of record and wish to receive a separate set of proxy materials in the future, or if you have received multiple sets of proxy materials and would like to receive only one set in the future, please contact our transfer agent, Computershare, at 462 South 4th Street, Suite 1600 Louisville, KY 40202 or call (800) 736-3001.

If you are a beneficial owner of shares and wish to receive a separate set of proxy materials in the future, or if you have received multiple sets of proxy materials and would like to receive only one set in the future, please contact your bank or broker directly.

Stockholders also may write to, or email, us at the address below to request a separate copy of the proxy materials:

Great Elm Capital Group, Inc.

Attn: Investor Relations

800 South Street, Suite 230

Waltham, MA 02453

investorrelations@greatelmcap.com

5.	Who pays the cost of soliciting proxies for the Annual Meeting?

GEC is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and of soliciting proxies.

Our directors, officers and employees also may solicit proxies in person, by telephone or by electronic communication. They will not receive any additional compensation for these activities.

We will reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy materials to beneficial stockholders.

Proposals To Be Voted On

6.	What items of business will be voted on at the Annual Meeting?

The business items to be voted on at the Annual Meeting are:

▪	Election of directors;
▪	Ratification of the selection of Deloitte & Touche LLP (Deloitte) to serve as the Corporation’s independent registered public accounting firm for the year ending June 30, 2020; and
▪	Approval, on an advisory basis, of the 2019 compensation of the Corporation’s named executive officers.

7.	What are my voting choices?

You may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on any proposal.

8.	How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote your shares “FOR” each of the nominees for election to the board; “FOR” the ratification of the Corporation’s independent registered public accounting firm; and “FOR” the approval, on an advisory basis, of the 2019 compensation of our named executive officers.

9.	What vote is required to approve each item?

To conduct business at the Annual Meeting, a quorum must be established. Pursuant to our Amended and Restated Bylaws (our Bylaws), a quorum is established by the presence in person or by proxy, of holders of a majority of our outstanding stock and entitled to vote thereat.

If you indicate “ABSTAIN,” your vote will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting, but will not be considered a vote cast with respect to the election of any director nominee or any other proposal. You are not entitled to cumulative voting in the election of directors.

As described below, broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting, but will not be considered votes cast with respect to the election of any director nominee or the advisory vote on executive compensation.

Proposal	Required Vote
1. Election of directors	Plurality of the shares present and voting

2. Ratification of independent registered public accounting firm	Majority of the shares present and voting

3. Advisory vote on executive compensation	Majority of the shares present and voting

10.	What happens if additional items are presented at the Annual Meeting?

We are not aware of any item that may be voted on at the Annual Meeting that is not described in this proxy statement. However, the holders of the proxies that we are soliciting will have the discretion to vote them in accordance with their best judgment on any additional matters that may be voted on, including matters incidental to the conduct of the meeting.

11.	Is my vote confidential?

All voted proxies and ballots will be handled to protect your voting privacy as a stockholder. Confidentiality will not apply to the extent that voting disclosure is required by law or is necessary or appropriate to assert or defend any claim relating to voting.

Confidentiality will also not apply with respect to any matter for which votes are solicited in opposition to the director nominees or voting recommendations of our Board of Directors, unless the persons engaging in the opposing solicitation provide stockholders with confidential voting comparable to that which we provide.

12.	Where can I find the voting results?

We expect to announce preliminary voting results at the Annual Meeting and to publish final results in a Current Report on Form 8-K that we will file with the SEC within four business days following the meeting. The report will be available on our website at www.greatelmcap.com.

How You Can Vote

13.	What shares can I vote?

You are entitled to one vote for each share of our common stock that you owned at the close of business on August 26, 2019, the record date for the Annual Meeting (the Record Date) and any adjournment or postponement thereof. You may vote all shares owned by you on the Record Date, including (1) shares held directly in your name as the stockholder of record and (2) shares held for you as the beneficial owner through a bank, broker or other nominee. On the Record Date, 25,343,955 shares of our common stock were outstanding.

14.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares through a bank, broker or other nominee rather than having the shares registered directly in their own name. Summarized below are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, you are the stockholder of record of the shares. As the stockholder of record, you have the right to grant a proxy to vote your shares to representatives from the Corporation or to another person, or to vote your shares in person at the Annual Meeting, or any adjournment or postponement thereof. You have received a proxy card to use in voting your shares, which instructs you how to vote.

Beneficial Owner

If your shares are held through a bank, broker or other nominee, it is likely that they are registered in the name of the nominee and you are the beneficial owner of shares held in street name.

As the beneficial owner of shares held for your account, you have the right to direct the registered holder to vote your shares as you instruct, and you also are invited to attend the Annual Meeting. Your bank, broker, plan trustee or other nominee has provided a voting instruction card for you to use in directing how your shares are to be voted. However, since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Annual Meeting, or any adjournment or postponement thereof, unless you obtain a legal proxy from the registered holder of the shares giving you the right to do so.

15.	How can I vote?

For directions on how to vote, please refer to the following instructions and those included on your proxy or voting instruction card. Whether you hold your shares as a stockholder of record or as a beneficial owner, you may direct how your shares are to be voted without attending the Annual Meeting or any adjournment or postponement thereof. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares as a beneficial owner, you may vote by submitting voting instructions to the registered owner of your shares.

Voting in Person. You may vote in person at the Annual Meeting, or any adjournment or postponement thereof, those shares that you hold in your name as the stockholder of record. You may vote in person shares for which you are the beneficial owner only by obtaining a legal proxy giving you the right to vote the shares from the bank, broker or other nominee that is the registered holder of your shares. We will provide a ballot to you when you arrive.

Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend.

Voting by Internet. Stockholders may vote over the Internet by following the instructions on the proxy or voting instruction card.

Voting by Telephone. Stockholders of record may vote by telephone by calling (800) 690-6903 and following the instructions. When voting by telephone, stockholders must have available the control number included on their proxy card. Most stockholders who are beneficial owners of their shares and have received a voting instruction card may vote by phone by calling the number specified on the voting instruction card provided by their bank, broker or nominee. These stockholders should check the voting instruction card for telephone voting availability.

Voting by Mail. Stockholders may vote by mail by signing, dating and returning their proxy or voting instruction card.

16.	How will my shares be voted?

Your shares will be voted as you specifically instruct on your proxy or voting instruction card. If you sign and return your proxy or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of our Board of Directors and in the discretion of the proxy holders on any other matter that properly comes before the Annual Meeting.

17.	Will shares I hold in my brokerage account be voted if I do not provide timely voting instructions?

If your shares are held through a brokerage firm, they will be voted as you instruct on the voting instruction card provided by your broker. If you sign and return your card without giving specific instructions, your shares will be voted in accordance with the recommendations of our Board of Directors and in the discretion of the proxy holders on any other matter that properly comes before the Annual Meeting.

If you do not provide timely instructions as to how your brokerage shares are to be voted, your broker will have the authority to vote them only on the proposal to ratify the appointment of our independent registered public accounting firm.

Your broker will be prohibited from voting your shares on any of the other proposals. These “broker non-votes” will be counted only for the purpose of determining whether a quorum is present at the meeting and not as votes cast with respect to such other proposals.

18.	Will shares that I own as a stockholder of record be voted if I do not timely return my proxy card?

Shares that you own as a stockholder of record will be voted as you instruct on your proxy card. If you sign and return your proxy card without giving specific instructions, they will be voted in accordance with the recommendations of our Board of Directors and in the discretion of the proxy holders on any other matter that properly comes before the Annual Meeting.

If you do not timely return your proxy card, your shares will not be voted unless you or your proxy holder attends the Annual Meeting and any adjournment or postponement thereof and votes in person as described in Question 15.

19.	When is the deadline to vote?

If you hold shares as the stockholder of record, your vote by proxy must be received before the polls close at the Annual Meeting and any adjournment or postponement thereof. The deadline for voting by Internet or telephone is 11:59 p.m. Eastern Time on Monday, October 21, 2019.

If you hold shares as a beneficial owner, please follow the voting instructions provided by your bank, broker or other nominee.

20.	May I change or revoke my vote?

You may change your vote at any time prior to the vote at the Annual Meeting.

If you are a stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to our Corporate Secretary at the address in Question 23 prior to your shares being voted, or by attending the Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

For shares you hold as a beneficial owner, you may change your vote by timely submitting new voting instructions to your bank, broker or other nominee (which revokes your earlier instructions), or, if you have obtained a legal proxy from the nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

21.	Who will serve as inspector of elections?

The inspector of elections will be a representative of American Election Services, LLC.

Attending the Annual Meeting

22.	Who can attend the Annual Meeting?

You may attend the Annual Meeting and any adjournment or postponement thereof only if you were a stockholder of ours at the close of business on the Record Date, or you hold a valid proxy to vote at the meeting. You should be prepared to present photo identification to be admitted to the meeting.

If you are not a stockholder of record but are the beneficial owner of shares held in street name through a bank, broker or other nominee, in order to be admitted to the meeting you must provide proof of beneficial ownership on the Record Date, such as your most recent account statement that includes the Record Date, a copy of the voting instruction card provided by your nominee, or other similar evidence of share ownership.

The meeting will begin promptly at 9:00 a.m., local time. Please allow ample time for check-in procedures.

Stockholder Proposals and Director Nominations

23.	What is the deadline to submit stockholder proposals to be included in the proxy materials for next year’s Annual Stockholders’ Meeting?

Stockholder proposals that are intended to be included in our proxy materials for next year’s Annual Stockholders’ Meeting must be received by our Corporate Secretary no later than June 4, 2020 and must be submitted to Corporate Secretary, Great Elm Capital Group, Inc., 800 South Street, Suite 230, Waltham, MA 02453.

Proposals that are not timely submitted by June 4, 2020 or are submitted to the incorrect address or other than to the attention of our Corporate Secretary will be considered untimely and may, at our discretion, be excluded from our proxy materials. Stockholder proponents must meet the eligibility requirements of the SEC’s Stockholder Proposal Rule (Rule 14a-8), and their proposals must comply with the requirements of that rule to be included in our proxy materials.

See Question 24 for a description of the procedures in our Bylaws through which stockholders may nominate and include director candidates in our proxy statement.

24.	How may I nominate director candidates or present other business for consideration at an Annual Stockholders’ Meeting?

Stockholders who wish to (1) submit director nominees for inclusion in our proxy materials for next year’s Annual Stockholders’ Meeting or (2) present other items of business directly at next year’s Annual Stockholders’ Meeting must give written notice of their intention to do so in accordance with the deadlines described below to our Corporate Secretary at the address set forth in Question 23. Any such notice also must include the information required by our Bylaws (which may be obtained as provided in Question 26) and must be updated and supplemented as provided in the Bylaws.

Notice of director nominees, or for the presentation of other items of business, submitted must be received not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s Annual Stockholders’ Meeting. The period for the receipt from stockholders of any such notice for the 2020 Annual Stockholders’ Meeting is currently set to begin on June 24, 2020 and end on July 24, 2020.

These above-mentioned notice requirements applicable under our advance notice Bylaw provisions do not apply to stockholder proposals intended for inclusion in our proxy materials under the SEC’s Stockholder Proposal Rule (Rule 14a-8). The deadline for receiving those proposals is set forth in Question 23.

25.	How may I recommend candidates to serve as directors?

Stockholders may recommend director candidates for consideration by the Nominating and Corporate Governance Committee of our Board of Directors by writing to our Corporate Secretary at the address set forth in Question 23. A recommendation must be accompanied by a statement from the candidate that he or she would give favorable consideration to serving on our Board of Directors and should include sufficient biographical and other information concerning the candidate and his or her qualifications to permit the committee to make an informed decision as to whether further consideration of the candidate would be warranted.

Obtaining Additional Information

26.	How may I obtain financial and other information about GEC?

Our consolidated financial statements are included in our 2019 Annual Report on Form 10-K that accompanies this proxy statement.

We file our Annual Report on Form 10-K with the SEC, located at 100 F Street, N.E., Washington, D.C. 20549. Our Form 10-K and other information that we file with the SEC are available on our website at www.greatelmcap.com. We also will furnish a copy of our 2019 Form 10-K (excluding exhibits, except those that are specifically requested) without charge to any stockholder who so requests by writing to our Corporate Secretary at the address in Question 23.

By writing to us, stockholders also may obtain, without charge, a copy of our Bylaws, corporate governance guidelines, codes of conduct and board standing committee charters. You also can view these materials on the Internet by accessing our website at www.greatelmcap.com.

27.	What if I have questions for GEC’s transfer agent?

If you are a stockholder of record and have questions concerning share certificates, dividend checks, ownership transfer or other matters relating to your share account, please contact our transfer agent at the following address or phone number:

Computershare

462 South 4th Street, Suite 1600

Louisville, KY 40202

(800) 736-3001

28.	How do I get additional copies of this proxy statement or voting materials?

If you need additional copies of this proxy statement or voting materials, please contact us at:

Great Elm Capital Group, Inc.

Attn: Investor Relations

800 South Street, Suite 230

Waltham, MA 02453

investorrelations@greatelmcap.com

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the Record Date, certain information regarding the beneficial ownership of our common stock by:

▪	each of the directors and named executive officers for the fiscal year ended June 30, 2019;
▪	all of our current executive officers and directors as a group; and
▪	each person known by us to be beneficial owners of 5% or more of our outstanding common stock.

Except as indicated in the footnotes to this table and under applicable community property laws, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock. For the purposes of calculating percent ownership, as of the Record Date, 25,343,955 shares of common stock were issued and outstanding, and, for any individual who beneficially owns shares represented by options exercisable within sixty days of the Record Date, these shares are treated as if outstanding for that person, but not for any other person.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class

Directors and Named Executive Officers

Matthew A. Drapkin(2)	2,450,944	9.7%

Thomas S. Harbin III	58,108	*

Adam M. Kleinman(3)	496,689	2.0%

James P. Parmelee	48,100	*

Brent J. Pearson	2,500	*

Peter A. Reed(4)	1,209,389	4.8%

Jeffrey S. Serota	50,748	*

Mark A. Snell	50,748	*

Hugh Steven Wilson	139,526	*

John J. Woods	10,000	*

All current executive officers and directors as a group (9 persons)	4,506,752	17.8%

5% Stockholders

Entities affiliated with Northern Right Capital Management, L.P., 10 Corbin Drive, 3rd Floor, Darien, CT 06820(5)	2,402,792	9.5%

Entities affiliated with MAST Capital Management, LLC, 31 St. James Avenue, 6th Floor, Boston, MA 02116(6)	2,000,000	7.9%

Entities affiliated with Cove Street Capital, LLC, 2101 El Segundo Boulevard, Suite 302, El Segundo, CA 90245(7)	1,524,501	6.0%

Long Ball Partners LLC, 10100 Santa Monica Blvd., Suite 2400 Los Angeles, California 90067(8)	2,319,887	9.2%

*Less than 1% of the outstanding shares of our common stock.

(1) This table is based upon information supplied by each officer and director, and Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the table, the address for each person named above is c/o Great Elm Capital Group, Inc., 800 South Street, Suite 230, Waltham, MA 02453.

(2) Includes 2,402,792 shares owned by Northern Right Capital Management, L.P. (Northern Right) and its affiliates.

(3) Includes 282,925 vested stock options and 121,507 shares of vested restricted stock.

(4) Includes 549,915 vested stock options and 121,507 shares of vested restricted stock.

(5) Based solely on information furnished in a Schedule 13D/A filed with the SEC on October 5, 2017, jointly by Northern Right, Northern Right Capital (QP), L.P., BC Advisors, LLC and Matthew A. Drapkin. Each of Northern Right, BC Advisors, LLC and Mr. Drapkin reported beneficial ownership of 2,402,792 shares of our common stock. Northern Right has sole voting and dispositive power over 1,266,000 shares and has shared voting and dispositive power of 1,136,792 shares, and each of BC Advisors, LLC and Mr. Drapkin have shared voting and dispositive power over 2,402,792 shares. Northern Right Capital (QP), L.P. reported beneficial ownership of 1,136,792 shares of our common stock (as to which it has sole voting and dispositive power).

(6) Based solely on information furnished in a Schedule 13D/A filed with the SEC on May 20, 2019, jointly by MAST Capital and David J. Steinberg. MAST Capital reported beneficial ownership of 2,000,000 shares of our common stock (as to which it has shared voting and dispositive power). Mr. Steinberg reported beneficial ownership of 2,064,584 shares of our common stock, with shared voting and dispositive power over 2,000,000 of such shares and sole voting and dispositive power over 64,584 of such shares. On September 18, 2017, we entered into a warrant agreement with MAST Capital under which MAST Capital or its designees could acquire up to 420,000 shares of our common stock. On July 17, 2018, MAST Capital exercised its warrant in full. On July 23, 2018, such 420,000 shares were issued to Mast Admiral Master Fund LP.

(7) Based solely on information furnished in a Schedule 13G/A filed with the SEC on February 13, 2019, jointly by Cove Street Capital, LLC and Jeffrey Bronchick in which each of Cove Street Capital, LLC and Mr. Bronchick reported beneficial ownership of 1,524,501 shares (as to which each has shared dispositive power) and shared voting power of 1,034,502 shares.

(8) Based solely on information furnished in a Schedule 13D filed with the SEC on May 6, 2019, jointly by Long Ball Partners LLC (Long Ball), Imperial Capital Asset Management, LLC, the managing member and investment manager of Long Ball (Imperial), and Jason Reese, the Chairman and Chief Executive Officer of Imperial and portfolio manager of Long Ball. Each of Long Ball, Imperial and Mr. Reese reported beneficial ownership of 2,319,887 shares of our common stock (as to which each claims sole voting and dispositive power).

PROPOSALS TO BE VOTED ON

Proposals 1, 2 and 3 are included in this proxy statement at the direction of our Board of Directors. Our Board of Directors recommends that you vote “FOR” each nominee in Proposal 1 and “FOR” each of Proposals 2 and 3.

Proposal 1: Election of Directors

The Board of Directors currently has seven members. Directors are elected at each Annual Stockholders’ Meeting for terms expiring at the next Annual Stockholders’ Meeting. The Nominating and Corporate Governance Committee has recommended and our Board of Directors has nominated the following five individuals for election as directors, all of whom currently are directors:

Director/Nominee	Age	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee
Thomas S. Harbin III	45	✓
Peter A. Reed	39
Jeffrey S. Serota	53
Mark A. Snell	63	Chair	✓	✓
Hugh Steven Wilson	71		✓

We entered into agreements (the MAST Fund Agreements) with private investment funds (the MAST Funds) pursuant to which the MAST Funds have the right to nominate two directors. The MAST Funds have nominated the following two individuals for election as directors, both of whom currently are directors:

Director/Nominee	Age	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee
Matthew A. Drapkin	46		Chair	✓
James P. Parmelee	53	✓		Chair

Properly executed proxies will be voted for these seven nominees, unless other instructions are specified. If any nominee should become unavailable to serve, the proxies may be voted for a substitute nominee designated by our Board of Directors, or our Board of Directors may reduce the authorized number of directors. In no event may the proxies be voted for more than seven nominees. Election of directors requires the receipt of “FOR” votes constituting a plurality of the votes cast for each nominee at the Annual Meeting, assuming a quorum is present.

Our Board of Directors determined that each non-employee nominee, except Mr. Serota, is an independent director. Our Board of Directors determines the independence of our directors by applying independence principles and standards established by Nasdaq. Based on these standards, our Board has determined that Mr. Serota is not independent due to his position with Corbel Capital Partners. See “Corporate Governance—Certain Relationships and Related Transactions, and Director Independence.”

Information about the Directors

Biographical information regarding each director nominee and his qualifications to serve as a director is set forth on the succeeding pages. The year shown as election as a director is the year that the director was first elected as one of our directors. Unless otherwise indicated, each director has held his principal occupation or other positions with the same or predecessor organizations for at least the last five years. There are currently no family relationships among any director nominee or executive officer.

Thomas S. Harbin III is 45 years old has been a member of our Board of Directors since October 2017. Mr. Harbin co-founded Source Capital, LLC (Source Capital) in 2002 and currently serves as its Managing Partner. Source Capital, through its affiliates and several committed funds, invests in both private equity and private debt transactions primarily in support of growing US-based companies in the lower-middle market. Mr. Harbin worked previously with J.H. Whitney & Co., a Connecticut-based private equity firm with over $5 billion in assets under management. He was the Head of Business Development for PowerBand Communications, a Whitney portfolio company located in Tokyo, Japan. Mr. Harbin also spent time in the Leveraged Finance group of Goldman, Sachs & Co. in New York.

Mr. Harbin brings to our Board of Directors investment expertise and extensive experience, including in leadership roles, in the private capital markets.

Peter A. Reed is 39 years old and since September 2017 has been our Chief Executive Officer. Mr. Reed has been a member of our Board of Directors since May 2015. Mr. Reed is Chief Investment Officer of Great Elm Capital Management, Inc. (GECM). and President, Chief Executive Officer, and Chairman of the board of directors of Great Elm Capital Corp. (GECC). Mr. Reed is also currently a member of the board of directors of GECM, GECC GP Corp., Great Elm FM Acquisition, Inc., Great Elm FM Holdings, Inc., Great Elm DME Holdings, Inc. (DME Holdings) and Great Elm DME, Inc. Until September 2017, Mr. Reed was Portfolio Manager and Partner at MAST Capital, a Boston-based registered investment advisor. Prior to joining MAST Capital in 2004, Mr. Reed was an investment banking analyst at Brown, Gibbons, Lang & Company where he worked on mergers and acquisitions, in-court and out-of-court financial restructurings, and debt and equity private placements for middle market companies.

Mr. Reed brings to our Board of Directors knowledge of the investment management business, capital markets and corporate restructuring.

Jeffrey S. Serota is 53 years old and been a member of our Board of Directors since November 2016 and became our Chairman of the Board in September 2017. Mr. Serota is currently Vice Chairman at Corbel Capital Partners, an alternative lower middle-market debt manager. Mr. Serota served as a Senior Partner and Senior Advisor at Ares Management LLC (Ares) from 1997 to 2013. While at Ares, Mr. Serota led investments in an array of security types and industries. Transaction structures included buyouts, recapitalizations, structured equity, minority interest, and distressed-for-control, among others. As part of his role as a Senior Partner at Ares, Mr. Serota acted as an interim Chief Executive Officer for certain portfolio company investments of Ares, led fundraising efforts for private equity investment funds, participated in numerous private and public companies as a member of the board of directors, and assisted in the management of the private equity efforts at Ares. Before Ares, Mr. Serota served as a Vice President in the investment banking department at Bear, Stearns & Co. Inc. Prior to Bear Stearns, Mr. Serota was employed at Dabney/Resnick, Inc., where he specialized in merchant banking and capital raising activities for middle-market companies and had primary responsibility for Dabney/Resnick’s bridge financing activities. Mr. Serota was also employed at Salomon Brothers Inc., where he focused on mergers and acquisitions and merchant banking transactions.

Mr. Serota is currently a director of Goodrich Petroleum Corporation. Mr. Serota was previously Chairman of the Board of CIFC Corp., a $15 billion asset management firm specializing in non-investment grade credit products. Mr. Serota also served as the Chairman of SandRidge Energy, Inc. from June 2013 until October 2016 and as one of its independent director from March 2007 to October 2016. Mr. Serota has also served on numerous public and private company boards over his career. Public company boards included: Exco Resources, Lyondell Basell Inc., WCA Waste Corp. and Douglas Dynamics, Inc.

Mr. Serota brings to our Board of Directors over 30 years of experience as a principal investor, financial services professional, and operating executive.

Mark A. Snell is 63 years old and has been a member of our Board of Directors since December 2016. Mr. Snell was President of Sempra Energy, a San Diego-based Fortune 500 energy services holding company, from 2011 to March 2017. From 2006 to 2011, Mr. Snell was Executive Vice President and Chief Financial Officer of Sempra Energy. Previously, Mr. Snell was group President overseeing Sempra Energy’s businesses outside of the company’s two California utilities. Prior to that, he served as Chief Financial Officer of this group. Mr. Snell joined Sempra Energy in 2001 as Vice President of planning and development.

Previously, Mr. Snell was Executive Vice President and Chief Financial Officer for Earth Tech, a Long Beach, California-based water management, engineering and environmental services firm. Prior to that, he was Executive Vice President and Chief Financial Officer of Dames and Moore, an engineering and construction firm headquartered in Los Angeles. At Dames and Moore, he guided the completion of acquisitions that more than doubled the firm’s revenues. Mr. Snell also served as Chief Financial and Administrative Officer of Latham & Watkins. Preceding that, he was Executive Vice President and Chief Financial Officer of World Oil Corp., a privately held, integrated oil company. Mr. Snell began his career as an auditor and in acquisition support at KPMG Peat Marwick.

Mr. Snell brings to our Board of Directors experience leading businesses and in mergers and acquisitions, finance and accounting.

Hugh Steven Wilson is 71 years old and was Chairman of our Board of Directors from July 2016 to September 2017 and has been a member of our Board of Directors since January 2016. Mr. Wilson was a Managing Partner of Tennenbaum Capital Partners, LLC (TCP) from 2005 to 2012, where he now serves as a member of its advisory board. Mr. Wilson served as Chief Executive Officer of four TCP affiliated registered investment companies. Mr. Wilson served as a Senior Partner at Latham & Watkins, where he was Global Co-Chairman of the Mergers and Acquisitions Practice Group and Chairman of the National Litigation Department. Mr. Wilson serves as Vice Chairman of Burford Capital Limited.

Mr. Wilson brings to our Board of Directors judgment accumulated over a 40-year career, expertise in the asset management business, with mergers and acquisitions, leveraged finance and legal matters.

Matthew A. Drapkin is 46 years old and has been a member of our Board of Directors since April 2017. Mr. Drapkin is Chief Executive Officer & Portfolio Manager of Northern Right Capital, a value-oriented asset manager focused on constructive activist investing in small cap public companies.

Mr. Drapkin is currently on the board of directors of PRGX Global, a global provider of recovery audit services to retail and commercial clients. Mr. Drapkin previously served on the board of directors of Intevac, a publicly-traded provider of equipment solutions to the hard-disk drive industry and high-sensitivity imaging products, primarily for the defense market, as Chairman of the Board of Ruby Tuesday, a restaurant operator, Lead Independent Director of Hot Topic, a specialty retailer, and a director of Xura (formerly known as Comverse), a provider of telecommunications businesses solutions, Glu Mobile, a mobile gaming company, Plato Learning, a provider of curriculum management, and Alloy, a diversified media company.

Before joining Northern Right Capital in December 2009, Mr. Drapkin had extensive investment experience, including his work as Head of Research, Special Situations, and Private Equity at ENSO Capital, a New York-based hedge fund, and Senior VP of Corporate Development at MacAndrews & Forbes, where he participated in more than $3 billion of transactions, including Scientific Games, Deluxe Entertainment Services, AM General, and Scantron. Prior to MacAndrews & Forbes, Mr. Drapkin served as general manager of two of Condé Nast publication’s wholly-owned internet sites, Epicurious.com and Concierge.com, and headed Conde Nast’s internet venture investment effort. Mr. Drapkin began his career at Goldman, Sachs and Co.

Mr. Drapkin was elected to our Board of Directors as a result of the MAST Funds’ exercise of their rights to appoint two members of our Board of Directors under the MAST Fund Agreements.

James P. Parmelee is 53 years old and has been a member of our Board of Directors since June 2017. Mr. Parmelee is a managing director of Hamilton Robinson Capital Partners, a private equity firm that invests in middle-market specialty manufacturing, industrial technology and business services companies in the U.S. and Canada. Mr. Parmelee currently serves on the board of directors of PNE LLC based in Longview, WA, GrayMatter Systems based in Pittsburgh, PA and Tanknology, based in Austin, TX.

Mr. Parmelee is a former member of the board of directors of The Meet Group based in New Hope, PA. Previously, Mr. Parmelee was a Partner in Peak Ten Management, a long/short equity fund backed by Tiger

Management LLC focused on investing in the global information technology sector. Mr. Parmelee was responsible for the firm’s investments in the software, IT infrastructure and Internet verticals. Prior to joining Peak Ten Management, Mr. Parmelee was a partner in Union Square Advisors LLC, a strategic advisory firm. Mr. Parmelee led the firm’s global IT infrastructure practice providing strategic M&A advisory services to the firm’s clients. From 1992 to 2004, Mr. Parmelee was a senior equity research analyst responsible for coverage of the data networking and telecommunications equipment sectors, primarily at Credit Suisse First Boston where he was most recently a Managing Director and served as the Global Coordinator of Technology Research for the firm.

Mr. Parmelee was elected to our Board of Directors as a result of the MAST Funds’ exercise of their rights to appoint two members of our Board of Directors under the MAST Fund Agreements.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

Proposal 2: Ratification of Independent Registered Public Accounting Firm

The members of our Audit Committee and our Board of Directors believe the continued retention of Deloitte as our independent registered public accounting firm is in our and our stockholders’ best interest. Ratification requires the receipt of “FOR” votes constituting a majority of the votes cast on the proposal at the Annual Meeting, assuming a quorum is present.

Representatives of Deloitte are not expected to attend the Annual Meeting. Thus, it is not expected that they will have an opportunity to make a statement regarding their services, or be available to respond to questions. The Board of Directors does not know of any direct or indirect financial interest of Deloitte in the Corporation.

Our Audit Committee approved the appointment of Deloitte as our independent registered public accounting firm, effective May 30, 2017.

The following table presents aggregate fees billed to us for services rendered by Deloitte for the fiscal years ended June 30, 2019 and June 30, 2018:

	Year ended June 30,
In thousands	2019	2018
Audit Fees:
Audit services, statutory audits, quarterly reviews and 1933 Act filings	$1,650	$793
Audit-Related Fees:
Accounting Consultation	—	—
Tax Fees:
Income tax compliance and consulting	—	—
All Other Fees: (including financial information systems design and implementation)	—	462

Total fees	$1,650	$1,255

Audit Committee Pre-Approval Policies and Procedures

Among its other duties, our Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent auditor. Our Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditor. On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of our Audit Committee is requested. Our Audit Committee reviews these requests and advises management if the committee approves the engagement of the independent auditor. On a periodic basis, management reports to our Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. All services performed by Deloitte for fiscal years 2019 and 2018 were approved in accordance with our Audit Committee’s pre-approval guidelines.

Audit Committee Report

As of June 30, 2019, the Audit Committee of our Board of Directors was composed of the three directors named below, each of whom have been determined by our Board of Directors to be independent directors. Our Board of Directors also has determined that each member of the Audit Committee is financially literate and that Mr. Snell is an audit committee financial expert as defined by the rules of the U.S. Securities and Exchange Commission. The committee’s charter, adopted by our Board of Directors, is posted on our website at www.greatelmcap.com.

The Audit Committee’s responsibilities include appointing our independent registered public accounting firm, pre-approving both audit and non-audit services to be provided by the firm and assisting our Board of Directors in providing oversight of our financial reporting process. In fulfilling its oversight responsibilities, the committee meets with our independent registered public accounting firm and management to review accounting, auditing, internal controls and financial reporting matters.

It is not the Audit Committee’s responsibility to plan or conduct audits or to determine that our financial statements and disclosures are complete, accurate and in accordance with accounting principles generally accepted in the United States and applicable laws, rules and regulations. Management is responsible for our financial statements, including the estimates and judgments on which they are based, as well as our financial reporting processes, accounting policies, internal accounting controls, disclosure controls and procedures, and risk management. Our independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an audit of our annual financial statements, expressing an opinion as to the conformity of the annual financial statements with accounting principles generally accepted in the United States, expressing an opinion as to the effectiveness of our internal control over financial reporting and reviewing our quarterly financial statements.

The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the rules of the Public Company Accounting Oversight Board Auditing Standard No. 1301, “Communications with Audit Committees,” which requires the independent registered public accounting firm to communicate information to the committee regarding the scope and results of its audit of our financial statements, including information with respect to the firm’s responsibilities under auditing standards generally accepted in the United States, significant accounting policies, management judgments and estimates, any significant unusual transactions or audit adjustments, any disagreements with management and any difficulties encountered in performing the audit and other such matters required to be discussed with the Audit Committee by those standards.

The Audit Committee also received from Deloitte & Touche LLP a report providing the disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. Deloitte & Touche LLP also has discussed its independence with the Audit Committee and confirmed in the report that, in its professional judgment, it is independent of us within the meaning of the federal securities laws.

The Audit Committee also has reviewed and discussed with our senior management the audited financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2019 and management’s reports on the financial statements and internal controls. Management has confirmed to the Audit Committee that the financial statements have been prepared with integrity and objectivity and that except as noted below management has maintained an effective system of internal controls. Deloitte & Touche LLP has expressed its professional opinions that the financial statements conform with accounting principles generally accepted in the United States and that management has not maintained an effective system of internal controls. In addition, our Chief Executive Officer and Chief Financial Officer have reviewed with the committee the certifications that each filed with the U.S. Securities and Exchange Commission pursuant to the requirements of the Sarbanes-Oxley Act of 2002 and the policies and procedures management has adopted to support the certifications.

Our management identified material weaknesses in our internal control over financial reporting related to the oversight and testing of internal controls and accounting staffing. Our management has begun hiring additional accounting personnel and a third party accounting firm to periodically test the operation of our internal controls over financial reporting. The Audit Committee evaluated the material weakness and management’s remediation plan.

Based on these considerations, the Audit Committee has recommended to our Board of Directors that our audited financial statements be included in the Annual Report on Form 10-K for the year ended June 30, 2019 for filing with the U.S. Securities and Exchange Commission.

Mark A. Snell, Chair

Thomas S. Harbin III

James P. Parmelee

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 2.

Proposal 3: Advisory Vote on the 2019 Compensation of Our Named Executive Officers

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are asking stockholders to approve an advisory resolution on the compensation of the named executive officers, as reported in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our fiscal 2019 executive compensation program. Additional information on our executive pay program is provided in this proxy statement under the heading “Compensation of Directors and Executive Officers.”

We are asking our stockholders to vote in favor of the following resolution:

“RESOLVED, that the stockholders of Great Elm Capital Group, Inc. approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Great Elm Capital Group, Inc.’s Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the information under the heading “Compensation of Directors and Executive Officers — Compensation Discussion and Analysis,” the compensation tables and narrative disclosure.”

Approval requires the receipt of “FOR” votes constituting a majority of the votes cast on the proposal at the Annual Meeting, assuming a quorum is present.

To the extent there is a significant vote against the compensation of our named executive officers, we will consider our stockholders’ concerns and the Compensation Committee will evaluate what actions may be necessary or appropriate to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 3.

CORPORATE GOVERNANCE

Our business and affairs are managed and all corporate powers are exercised under the direction of our Board of Directors. Our Board of Directors establishes fundamental corporate policies and oversees our performance and our Chief Executive Officer and the other officers to whom our Board of Directors has delegated authority to manage day-to-day business operations.

Our Board of Directors has adopted corporate governance guidelines that set forth expectations for directors, director independence standards, board committee structure and functions, and other policies for the Corporation’s governance. It also has adopted a Code of Business Conduct that applies to members of our Board of Directors, our executive officers as well as all of our employees. Several standing and special committees assist our Board of Directors in carrying out its responsibilities. Each operates under a written charter adopted by our Board of Directors.

Our corporate governance guidelines, standing committee charters, including our Audit, Compensation, and Nominating and Corporate Governance Committee charters, and codes of conduct are posted on our website at www.greatelmcap.com. Paper copies may be obtained upon request by writing to: Corporate Secretary, Great Elm Capital Group, Inc., 800 South Street, Suite 230, Waltham, MA 02453.

Board of Directors

Functions

In addition to its general oversight role, our Board of Directors performs a number of specific functions, including:

▪	Hiring and firing our Chief Executive Officer and overseeing his or her performance and that of other senior management in the operation of the Corporation;
▪	Planning for management succession;
▪	Guiding corporate strategy;
▪	Reviewing and monitoring strategic, financial and operating plans and budgets and their development and implementation by management;
▪	Assessing and monitoring risks and risk-management strategies;
▪	Suggesting, reviewing and approving significant corporate actions;
▪

Reviewing and monitoring processes designed to maintain our integrity, including financial reporting, compliance with legal and regulatory obligations, and relationships with stockholders, employees, customers, suppliers and others; and

▪	Selecting director nominees, appointing board committee members, forming board committees and overseeing effective corporate governance.

Leadership Structure

Our Board of Directors retains the flexibility to determine on a case-by-case basis whether the positions of Chief Executive Officer and Chairman of the Board should be combined or separated and whether an independent director should serve as Chairman. This flexibility permits our Board of Directors to organize its functions and conduct its business in a manner it deems most effective in then prevailing circumstances. Our Board of Directors has determined that its leadership structure is appropriate in light of our current management framework.

Currently, we have a non-independent Chairman, whose roles include:

▪	To act as the principal liaison between the independent directors and the Chief Executive Officer;
▪	To review and approve all board and committee agendas and approve information sent to our Board of Directors, providing input to management on the scope and quality of such information;
▪

To consult with the Chief Executive Officer and committee chairs regarding the topics and schedules of the meetings of our Board of Directors and its committees and approve such schedules to assure that there is sufficient time for discussion of all agenda items;

▪	To call a special meeting of our Board of Directors or the independent directors at any time, at any place and for any purpose;
▪	To be available for consultation and direct communication with GEC’s major stockholders;
▪	To consult with the Nominating and Corporate Governance Committee as part of the committee’s review of director nominations and recommendations of director candidates;
▪	To consult with directors regarding acceptance of memberships on other boards to assure that multiple board service does not conflict or otherwise interfere with such directors’ service to GEC;
▪

Led by the Compensation Committee and together with the Chief Executive Officer, to report annually to our Board of Directors on succession planning, including policies and principles for executive officer selection;

▪	To organize, convene and preside over executive sessions of the independent directors and promptly communicate approved messages and directives to the Chief Executive Officer; and
▪	To perform such other duties as may be assigned from time-to-time by the independent directors.

The position and role of Chairman is intended to provide board leadership. It is also intended to expand lines of communication between our Board of Directors and members of management. It is not intended to reduce the free and open access and communications that each independent board member has with other board members and members of management.

Mr. Wilson served as Chairman of the Board from July 2016 to September 2017. Mr. Serota is currently Chairman of the Board.

Our Board of Directors believes that its independence and oversight of management is maintained effectively through this flexible leadership structure, our Board of Directors’ composition and sound corporate governance policies and practices.

Director Independence

Our Board of Directors determines the independence of our directors by applying the independence principles and standards established by Nasdaq. These provide that a director is independent only if our Board of Directors affirmatively determines that the director has no direct or indirect material relationship with the Corporation that would interfere with the exercise of independent judgment in carrying out their responsibilities as a director. They also identify various relationships that preclude a determination of director independence. Material relationships may include commercial, industrial, consulting, legal, accounting, charitable, family and other business, professional and personal relationships.

Applying these standards, our Board of Directors annually reviews the independence of our directors and director nominees. In its most recent review, our Board of Directors considered, among other things, the absence of any employment relationships between the Corporation and its current directors and nominees (other than Peter A. Reed) and their immediate family members; the absence of any of the other specific relationships that would preclude a determination of independence under the Nasdaq independence rules; the absence of any affiliation of our directors and their immediate family members with our independent registered public accounting firm, compensation consultants, legal counsel, and investment bankers; and the absence of any transactions with directors and members of their families that would require disclosure in this proxy statement under SEC rules regarding related person transactions (other than as described herein).

Based upon this review, our Board of Directors has affirmatively determined that each of our non-employee directors, except for Mr. Serota, is independent. The independent directors are:

▪ Matthew A. Drapkin	▪ Mark A. Snell
▪ Thomas S. Harbin III	▪ Hugh Steven Wilson
▪ James P. Parmelee

Director Share Ownership Guidelines

Our Board of Directors has not established director share ownership guidelines. We prohibit shorting our stock by our directors and executive officers.

Board and Committee Meetings; Executive Sessions; Annual Stockholders’ Meetings

At regularly scheduled board and committee meetings, directors review and discuss management reports regarding our performance, prospects and plans, as well as significant opportunities and immediate issues facing us. At least once a year, our Board of Directors also reviews management’s long-term strategic and financial plans.

The Chief Executive Officer proposes the agenda and schedule for each board meeting to the Chairman of the Board, who then reviews and modifies or approves it. Committee agendas and schedules are set by or in consultation with the committee chair and with the approval of the Chairman of the Board. Directors are encouraged to propose agenda items, and any director also may raise at any meeting subjects that are not on the agenda. Information and other materials important to understanding the business to be conducted at Board of Directors and its committee meetings, to the extent available, are distributed in writing to the directors in advance of the meeting. Additional information may be presented at the meeting. An executive session of independent members of the Board of Directors is held at each regular board meeting, and any director may call for an executive session at any Board of Directors’ meeting. The Chairman of the Board presides over executive sessions.

During the fiscal year ended June 30, 2019, our Board of Directors held 10 meetings and committees of our Board of Directors held nine meetings. Directors, on an aggregate basis, attended 99% of the combined number of these meetings. Each director attended all of the combined number of meetings of our Board of Directors and each committee of which the director was a member, with the exception of one member who missed one committee meeting. No non-employee members of the Board of Directors attended last year’s Annual Stockholders’ Meeting.

We have not established a policy with respect to Board of Directors nominees attending our Annual Stockholders’ Meetings.

Evaluation of Board and Director Performance

The Nominating and Corporate Governance Committee annually reviews and evaluates the performance of our Board of Directors. The committee assesses our Board of Directors’ contribution as a whole and identifies areas in which our Board of Directors or senior management believes a better contribution may be made. The purpose of the review is to increase the effectiveness of our Board of Directors, and the results are reviewed with our Board of Directors and its committees. The standing committees did not conduct separate committee level self-evaluations with respect to the fiscal year ended June 30, 2019.

Our Board of Directors annually reviews the individual performance and qualifications of each director who may wish to be considered for nomination to an additional term. The evaluations are reviewed by the Nominating and Corporate Governance Committee, which makes recommendations to our Board of Directors regarding nominees for election as directors.

Risk Oversight

Our Board of Directors is responsible for the general oversight of risks that affect us. Our Board of Directors receives regular reports on our operations from our Chief Executive Officer, as well as other members of management. Our Board of Directors reviews these reports and makes inquiries in their business judgment.

Our Board of Directors also fulfills its oversight role through the operations of its various committees, including our Audit Committee. Our Board of Directors receives periodic reports on each committee’s activities. Our Audit

Committee has responsibility for risk oversight in connection with its review of our financial reports filed with the SEC. Our Audit Committee receives reports from our Chief Financial Officer and our independent auditors in connection with the review of our quarterly and annual financial statements regarding significant financial transactions, accounting and reporting matters, critical accounting estimates and management’s exercise of judgment in accounting matters. When reporting on such matters, our independent auditors also provide their assessment of management’s report and conclusions.

Succession Planning and Management Development

Our Compensation Committee oversees and regularly evaluates leadership succession planning practices and results. Our Compensation Committee reports annually to our Board of Directors on succession planning, including policies and principles for executive officer selection.

Review of Related Person Transactions

SEC rules require us to disclose certain transactions involving more than $120,000 in which we are a participant and any of our directors, nominees as directors or executive officers, or any member of their immediate families, has or will have a direct or indirect material interest. The charter of our Audit Committee requires the committee to review and approve or ratify any such “related person transaction” that is required to be disclosed. Except as disclosed in this proxy statement, there have been no transactions or proposed transactions requiring review during fiscal 2019 through the date of the mailing of this proxy statement.

Board Access to Senior Management, Independent Accountants and Counsel

Directors have complete access to our independent registered public accounting firm, senior management and other employees. They also have complete access to counsel, advisors and experts of their choice with respect to any issues relating to our Board of Directors’ discharge of its duties.

Retirement Policy

We have not established a board retirement policy.

Committees of our Board of Directors

Audit Committee

Our Audit Committee reviews our internal accounting procedures and considers and reports to our Board of Directors with respect to other auditing and accounting matters, including the selection of our independent auditors, the scope of annual audits, fees to be paid to our independent auditors and the performance of our independent auditors. Our Audit Committee relies on the expertise and knowledge of management and the independent auditors in carrying out its oversight responsibilities. On a routine basis, our Audit Committee meets separately with our independent auditors and invites select employees who work under the Chief Financial Officer to participate in its meetings. Our Audit Committee charter requires that each of the members of our Audit Committee is independent, as defined under SEC rules and Nasdaq listing standards, and that at least one member of our Audit Committee has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual’s financial sophistication, including having been a chief executive officer, chief financial officer, or other senior officer with financial oversight responsibilities. The responsibilities and activities of our Audit Committee are described in greater detail in our Audit Committee charter.

Our Board of Directors determined that each member of our Audit Committee met the independence and financial knowledge requirements under the Audit Committee charter, the SEC rules, and the Nasdaq listing standards. Our Board of Directors also determined that Mr. Snell qualifies as an “audit committee financial expert” in accordance with SEC rules, based upon his experience and understanding with respect to accounting and auditing matters. Our Audit Committee held four meetings during the fiscal year ended June 30, 2019.

Compensation Committee

The Compensation Committee of our Board of Directors acts on behalf of our Board of Directors to review, adopt and oversee our compensation and employee benefit programs and practices, including, but not limited to:

▪

establishment of corporate goals and objectives relevant to the compensation of our named executive officers and our other executive officers and evaluation of performance in light of these stated objectives;

▪

evaluation of the performance of the named executive officers and determination and approval of, and, in the case of our Chief Executive Officer, recommendation to our Board of Directors for approval, the compensation and other terms of employment, including long-term incentive compensation, severance and change-in-control arrangements, of our named executive officers;

▪

appointment, retention, compensation, termination and oversight of the work of any independent experts, consultants and other advisers, review and approval of the fees and retention terms for such experts, consultants and other advisers and consideration at least annually of the independence of such consultants;

▪

review and administration of our general compensation plans and other employee benefit plans, including incentive-based compensation and equity compensation plans and other similar plans and programs; and

▪

review with management the Compensation Discussion and Analysis, including the determination of whether to recommend that it be included in the proxy statement. In fulfilling its responsibilities, our Compensation Committee is entitled to delegate to a subcommittee for any purpose it deems appropriate, including delegation to a subcommittee of our Board of Directors consisting of one or more members of our Board of Directors the authority to make awards to non-executive officers under the equity-based plans, in accordance with guidelines and policies set by our Compensation Committee. The responsibilities and activities of our Compensation Committee are described in greater detail under the heading “Compensation of Directors and Executive Officers — Compensation Discussion and Analysis.”

For executives other than our Chief Executive Officer, our Compensation Committee considers evaluations and recommendations submitted to our Compensation Committee by our Chief Executive Officer on which compensation determinations are then made. In the case of our Chief Executive Officer, the evaluation of his or her performance is conducted by our Compensation Committee, which determines whether, and if so in what manner, to recommend to the full Board of Directors any adjustments to his or her compensation as well as awards to be granted. Our Compensation Committee does not determine non-employee director compensation.

Our Board of Directors has determined that each of the members of our Compensation Committee is independent as defined by the Nasdaq rules. In addition, each member of our Compensation Committee is an “outside director” as defined in Section 162(m) of the Code and is a “non-employee” director as defined under Section 16 of the Securities Exchange Act of 1934 (the Exchange Act). The Compensation Committee met four times during the fiscal year ended June 30, 2019. Our Compensation Committee operates under a written charter adopted by our Board of Directors, a current copy of which is available in the corporate governance section of our website at www.greatelmcap.com.

The charter of our Compensation Committee provides that any independent compensation consultant engaged by our Compensation Committee works for our Compensation Committee, not our management, with respect to executive and director compensation matters.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is responsible for identifying, reviewing and evaluating individuals to serve as our directors, advising our Board of Directors with respect to its composition, procedures and committees, evaluating incumbent directors, and assessing the performance of management. Our Nominating and Corporate Governance Committee also oversees the development of our corporate governance matters. The responsibilities and activities of our Nominating and Corporate Governance Committee are described in greater detail in the Nominating and Corporate Governance Committee charter.

Our Nominating and Corporate Governance Committee is committed to a diversified board, seeking members from various professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for the highest personal and professional integrity. However, our Nominating and Corporate Governance Committee does not have a policy with respect to diversity considerations in the selection of director nominees. Our Nominating and Corporate Governance Committee evaluates nominees to our Board of Directors, which evaluation applies to both new director candidates as well as incumbent directors, in the context of the current composition of our Board of Directors, the operating requirements of the Corporation and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers the criteria for director qualifications set by our Board of Directors, as well as diversity, age, skills, and such other factors as it deems appropriate to maintain a balance of knowledge, experience, effectiveness and capability. In the case of incumbent directors whose terms of office are set to expire, our Nominating and Corporate Governance Committee typically reviews such directors’ overall service during their term, including:

▪	the number of meetings attended;
▪	the level of participation;
▪	the quality of performance; and
▪	any other relationships and transactions that might impair such directors’ independence.

In the case of new director candidates, our Nominating and Corporate Governance Committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. Our Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. Our Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our Board of Directors. Our Nominating and Corporate Governance Committee arranges for as many members of the Nominating and Corporate Governance Committee as it determines advisable to interview each potential candidate it is considering recommending to our Board of Directors. Our Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to our Board of Directors by majority vote.

Our Nominating and Corporate Governance Committee believes that a candidate for director should have certain minimum qualifications. Our Nominating and Corporate Governance Committee will generally consider such factors as:

▪	possessing relevant expertise upon which to be able to offer advice and guidance to management, including public company board experience and international business experience;
▪	the ability to read and understand basic financial statements;
▪	having sufficient time to devote to our affairs;
▪	a reputation for personal integrity and ethics;
▪	demonstrated excellence in his or her field;
▪	the ability to work effectively with the other members of our Board of Directors;
▪	having the ability to exercise sound business judgment; and
▪	the commitment to rigorously represent the long-term interests of the stockholders.

Notwithstanding the foregoing, our Nominating and Corporate Governance Committee reserves the right to modify these factors from time to time, taking into account the then current needs of our Board of Directors in an effort to maintain a balance of knowledge, experience and capability.

Our Nominating and Corporate Governance Committee considers and evaluates any candidate who is properly recommended by stockholders, identified by members of our Board of Directors or our executives, or, at the discretion of our Nominating and Corporate Governance Committee, an independent search firm.

Our Nominating and Corporate Governance Committee held one meeting during the fiscal year ended June 30, 2019.

Communications with the Board

Stockholders and other interested parties may contact any member (or all members) of our Board of Directors (including, without limitation, the non-management directors as a group), any committee of our Board of Directors or the Chair of any such committee by mail. All such correspondence may be sent addressed to our Board of Directors, any committee or any individual director, c/o Corporate Secretary, Great Elm Capital Group, Inc., 800 South Street, Suite 230, Waltham, MA 02453.

All stockholder communications will be opened and reviewed by the Corporate Secretary for the sole purpose of determining whether the contents represent a message to the directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to our Board of Directors or any group or committee of directors, the Corporate Secretary will make sufficient copies and send one copy to each director who is a member of the group or committee to which the envelope is addressed.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee during fiscal 2019:

▪	was an officer or employee of ours or any of our subsidiaries;
▪	was formerly an officer of ours or any of our subsidiaries; or
▪	(except as described herein) had any relationship requiring disclosure by us under the SEC’s rules requiring disclosure of related party transactions in this proxy statement.

Insider Trading Policy — Hedging

Our insider trading policy provides that our directors, officers and employees (Covered Persons) and certain of their related persons may not engage in any hedging or monetization transactions, such as zero-cost collars and forward sale contracts, with respect to Company securities, including those granted to, or held directly or indirectly by, such Covered Persons. Further, such persons may not trade in options, warrants, puts and calls or similar instruments on Company securities or sell Company securities “short.”

Certain Relationships and Related Transactions

On August 15, 2016, we agreed to purchase $7.9 million of principal amount of our senior secured notes from a MAST Fund at a discount to the redemption price then in effect.

On October 18, 2016, we retired all of our remaining senior secured notes for payment of approximately $31.7 million to the MAST Funds.

On November 3, 2016, we acquired 80.1% of GECC GP Corp.; the remaining 19.9% of GECC GP Corp. is owned by employees and former employees of GECM, MAST Capital, and David J. Steinberg.

On November 3, 2016, we entered into a cost sharing agreement with MAST Capital under which our GECM subsidiary hired all of the employees of MAST Capital and acquired all of the infrastructure that supported MAST Capital’s business and MAST Capital agreed to pay GECM for its pro rata share of GECM’s costs (the Cost Sharing Agreement).

On November 3, 2016, GECC GP Corp. made a $10.8 million secured promissory note in favor of MAST Capital (the GP Corp. Note).

On November 3, 2016, we issued to MAST Capital a warrant to purchase an aggregate of 54,733 shares of our common stock at a purchase price per share of $0.01 (the MAST Warrant).

On September 18, 2017, we entered into a separation agreement with MAST Capital, David J. Steinberg, Peter Reed, Adam Kleinman and others (the Separation Agreement). The following transactions were completed as part of the Separation Agreement:

▪	The GP Corp. Note was amended to be $3.3 million in principal;
▪

New warrants were issued to MAST Capital to purchase 420,000 shares of common stock with an exercise price based on the average off the quoted market prices for the 10 days preceding notice of exercise (such warrants were exercised in July 2018);

▪	The Cost Sharing Agreement was terminated;
▪	The MAST Warrant was exchanged for 54,733 shares of common stock; and
▪	The performance shares previously awarded to David J. Steinberg were cancelled and forfeited.

As of the Record Date, MAST Capital beneficially owned an aggregate of 2,000,000 shares of our common stock, or approximately 7.9% of the then outstanding shares of our common stock.

On September 7, 2018, we, through our wholly-owned subsidiary DME Holdings, acquired an 80.1% equity interest in Great Elm DME, Inc. (DME Inc.), an entity formed to acquire and combine Valley Healthcare Holding, LLC and Northwest Medical, Inc. In connection with the acquisition, DME Holdings, Corbel Capital Partners SBIC, L.P., NWMI Manager LLC and Valley Healthcare Holdings, LLC entered into a transaction agreement. The Chairman of our Board of Directors, Jeffrey S. Serota, serves as Vice Chairman to Corbel Capital Partners, an affiliate of Corbel Capital Partners SBIC, L.P. Corbel Capital Partners SBIC, L.P. contributed partial funding of the $63.6 million transaction purchase price pursuant to a term loan in an aggregate principal amount of $25 million. As part of the consideration for the transaction, Corbel Capital Partners SBIC, L.P. received a 9.95% non-controlling interest in DME Inc. as well as $5.0 million of preferred stock in DME Holdings. During the year ended June 30, 2019, this preferred stock was redeemed at its face value. In addition, the transaction agreement provided for up to $1.0 million in contingent consideration payments to Corbel Capital Partners SBIC, L.P. During the year ended June 30, 2019, we paid $0.3 million in partial satisfaction of this obligation.

On June 12, we, through our majority-owned subsidiary, DME Inc., acquired certain assets and liabilities of Midwest Respiratory Care, Inc. In conjunction with the acquisition, Corbel Capital Partners SBIC, L.P. contributed partial funding of the $6.3 million transaction purchase price consisting of $0.3 million in equity and additional term loans in an aggregate principal amount of $3.5 million.

Our Amended and Restated Certificate of Incorporation and indemnification agreements with our directors and executive officers obligate us to indemnify our directors and executive officers. We have also purchased director and officer indemnification insurance.

Other than as described above, no transaction requiring disclosure under applicable federal securities laws occurred during the year ended June 30, 2019 that was submitted to our Audit Committee for approval as a related party transaction.

Our Code of Conduct provides our written policies and procedures for the review of any activities by a director, executive officer or employee or members of their immediate families which create or appear to create an actual or potential conflict between the individual’s interests and our interests. Our Audit Committee is responsible for interpreting our Code of Conduct, reviewing reports of alleged breaches of such Code of Conduct and granting waivers of or approving amendments of such Code of Conduct. Our Audit Committee is responsible for reviewing past or proposed transactions between us and related persons.

Our Code of Conduct requires all of our employees, executives, directors, agents and representatives, including contractors and contingent workers, to avoid any activity or personal interest that creates or appears to create a conflict of interest with us, and requires all of our personnel to disclose any such activity or interest to management. Our employees and directors must disclose any relationship with outside firms where they have any influence on transactions involving purchases, contracts or leases with such firm. Employees are directed to report such potential or actual conflicts to their supervisors, the Chief Financial Officer or Chief Executive Officer, and management is directed to review and make a report to the Chief Financial Officer or Chief Executive Officer. Our Chief Financial Officer or Chief Executive Officer or his/her designee then reviews the situation, and if an actual conflict of interest exists, must disclose such facts and circumstances to our Audit Committee, which oversees treatment of such issues and reviews and resolves the individual matters presented.

Our directors and executive officers are required to obtain the prior written approval of our Audit Committee, or its designated member, following the full disclosure of all facts and circumstances before making any investment, accepting any position or benefits, or participating in any transaction or business arrangement that creates or appears to create a conflict of interest.

Executive Officers

Name	Age	Position
Peter A. Reed	39	Chief Executive Officer
Brent J. Pearson	38	Chief Financial Officer & Chief Accounting Officer
Adam M. Kleinman	44	President and Chief Operating Officer

Peter A. Reed. See “Proposal 1: Election of Directors.”

Brent J. Pearson has been our Chief Financial Officer since September 2019, and previously served as our interim Chief Financial Officer from February 2019 to September 2019. Mr. Pearson has also served as our Chief Accounting Officer since October 2018. Prior to joining GEC, Mr. Pearson was a Senior Manager in the audit practice at Deloitte, a global professional audit, consulting, tax and advisory services firm. He was employed in various capacities in the audit practice at Deloitte since 2005.

Adam M. Kleinman has been our President and Chief Operating Officer since March 21, 2018. Mr. Kleinman is GECC’s Chief Compliance Officer and GECM’s Chief Operating Officer, Chief Compliance Officer and General Counsel. Mr. Kleinman is also currently a member of the board of directors of GECM, GECC GP Corp., Great Elm FM Acquisition, Inc., Great Elm FM Holdings, Inc., DME Holdings and Avanti Communications Group PLC, a UK-based satellite provider. Mr. Kleinman was a Partner, Chief Operating Officer and General Counsel of MAST Capital from 2009 to September 2017. Prior to joining MAST Capital, Mr. Kleinman was an associate in the Banking and Leverage Finance group at Bingham McCutchen LLP, where he represented financial institutions, hedge funds and corporate borrowers in a broad range of commercial finance transactions.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Committee Report

The Compensation Committee of our Board of Directors has reviewed and discussed with our management the compensation discussion and analysis included in this proxy statement and, based upon that review and discussion, recommended to our Board of Directors that it be so included.

James P. Parmelee, Chair

Matthew A. Drapkin

Mark A. Snell

Compensation Discussion and Analysis

The following discussion explains the compensation awarded to, earned by or paid to our named executive officers (NEOs) during the 2019 fiscal year. The NEOs for the 2019 fiscal year include Peter A. Reed (Chief Executive Officer), Brent J. Pearson (Chief Financial Officer & Chief Accounting Officer), Adam M. Kleinman (President and Chief Operating Officer), and John J. Woods (Former Chief Financial Officer). Mr. Woods resigned from his role as Chief Financial Officer effective February 28, 2019. Mr. Pearson succeeded Mr. Woods as interim Chief Financial Officer until he was permanently appointed as Chief Financial Officer following the end of the 2019 fiscal year.

The Company’s executive compensation program is designed to align management interests with those of stockholders, provide opportunities for wealth creation and ownership, and encourage a long-term focus, which we believe allows us to attract and retain top executives. Our Compensation Committee reviews the total compensation paid to each NEO; however, the Compensation Committee has not adopted any formal policies or guidelines for allocating between long-term and currently paid compensation, between cash and non-cash compensation or among different forms of compensation. The compensation of our NEOs generally consists of the following core elements:

▪

Base Salary. Our Compensation Committee determines the base salaries for each NEO. The Company believes that provision of a base salary allows it to be competitive in the market. However, since the fall of 2017, the Company has shifted the focus of its NEO compensation away from base salary in favor of a larger proportion of at-risk compensation tied to performance. For example, as reflected in the Summary Compensation Table, Mr. Reed’s annual base salary rate was significantly reduced from $1,200,000 to $250,000 in fiscal year 2018 in connection with his promotion to Chief Executive Officer, while his equity compensation was increased.

▪

Cash Bonus. Annual bonus awards motivate our NEOs to achieve financial and operational objectives. Mr. Reed and Mr. Kleinman participate in the GECM Performance Bonus Plan, originally effective as of September 18, 2017 and as amended through February 6, 2019, pursuant to which they are eligible to receive cash payments if GECM achieves certain performance metrics within the designated performance period. The GECM Performance Bonus Plan was amended and restated on February 6, 2019 to allow GECM’s Board of Directors to set the cash performance goals for the 2019 fiscal year (and future fiscal years) based on EBITDA targets or other performance metrics. The GECM Performance Bonus Plan previously had a performance period that ran from October 1 to September 30 each year, including from October 1, 2017 to September 30, 2018, which period ended during fiscal 2019. However, in fiscal 2019 the performance period was changed to align with the fiscal year end, such that a transition performance period began on October 1, 2018 and ended on June 30, 2019 (prior to the completion of a full calendar year); no GECM Performance Bonus Plan targets were in place during this transition period. However, for the 2019 fiscal year, a discretionary bonus was granted to Mr. Reed in the amount of $100,000 and Mr. Kleinman in the amount of $100,000, which were approved by the Compensation Committee. Mr. Pearson does not participate in the GECM Performance Bonus Plan but participates in a discretionary bonus plan and received a $35,417 bonus for fiscal 2019.

▪

Equity-Based Compensation. Our Amended and Restated Long-Term Incentive Compensation Plan (LTIP) and our 2016 Employee Stock Purchase Plan allow us to grant equity awards and opportunities that provide for long-term compensation, intended to align NEO interests with those of our stockholders, as well as attract, retain, and reward executive officers. As mentioned above, we made a conscious decision in fiscal year 2018 to increase the amount of equity-based compensation payable to our NEOs, while lowering the guaranteed base salary amounts. During fiscal year 2019, Mr. Pearson was granted options to purchase our common stock under the LTIP in the amount of 60,000 options. The options vest as follows: 20% on the first anniversary of the grant date and 5% per quarter thereafter. However, due to the changed performance period, the equity grants to Mr. Reed and Mr. Kleinman were made following the end of the fiscal year on August 6, 2019 and are therefore excluded from this year’s Summary Compensation Table (and will instead be reported in fiscal 2020).

The Company’s annual budget presented to the Compensation Committee contains the proposed compensation of NEOs. The Company did not engage a compensation consultant for fiscal year 2019 and instead relied on the collective experience of the Compensation Committee members to set NEO compensation at competitive levels.

The Company considered the results of the most recent say-on-pay vote (with over 58% of votes cast in favor of our NEO compensation) but did not alter its approach in determining executive compensation decisions and policies as a direct result of such vote.

Summary Compensation Table

Name	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Peter A. Reed(1)	2019	250,000	100,000	—	—	—	8,250	358,250
	2018	408,333	—	—	1,176,852	—	8,100	1,593,286
	2017	793,333	—	872,646	—	—	—	1,665,979
Brent J. Pearson(2)	2019	145,018	35,417	—	129,028	—	5,413	314,876
Adam M. Kleinman(3)	2019	250,000	100,000	—	—	—	8,250	358,250
	2018	316,667	—	—	762,964	—	8,100	1,087,731
	2017	429,722		872,646	—	—	—	1,302,368
John J. Woods(4)	2019	212,500	105,000	—	—	—	8,250	325,750
	2018	281,250	105,000	—	125,915	—	5,843	518,008

(1)	Mr. Reed became our Chief Executive Officer on September 18, 2017.
(2)	Mr. Pearson has served as our Chief Accounting Officer since October 29, 2018 and was appointed our interim Chief Financial Officer on February 28, 2019.
(3)	Mr. Kleinman became our President and Chief Operating Officer on March 21, 2018. $68,750 of Mr. Kleinman’s compensation in fiscal 2019 was reimbursed by GECC.
(4)	Mr. Woods served as our Chief Financial Officer from September 18, 2017 until February 28, 2019. $67,850 of Mr. Woods’ compensation in fiscal 2019 was reimbursed by GECC.
(5)

Incentive amounts payable under the GECM Performance Bonus Plan for the performance period ended September 30, 2018 to Mr. Reed and Mr. Kleinman are not calculable at this time, as they remain subject to collection of the underlying revenue by GECM. Such incentive amounts are expected to be determined as of December 31, 2019.

(6)	The amounts listed for Peter A. Reed, Brent J. Pearson, Adam M. Kleinman and John J. Woods reflect the amount of the Company’s 401(k) match.

Fiscal Year 2019 Grants of Plan-Based Awards(1)

Name	Grant Date	Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/share)	Grant date fair value of stock and option awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Brent J. Pearson	11/7/2018							—	40,000	3.43	81,200
	5/14/2019								20,000	4.12	47,828

(1)

As discussed above, certain equity awards granted under our LTIP in respect of 2019 performance were made following the end of our 2019 fiscal year due to the changed performance period and, therefore, are not included in this table. Additionally, the participants in the GECM Performance Bonus Plan did not have target awards under the program in fiscal 2019 and were granted discretionary bonuses instead. Therefore, the discretionary bonus amounts are not reported in this table.

Outstanding Equity Awards at 2019 Fiscal Year-End Table

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Peter A. Reed	461,165(1)	—	3.60	9/18/2022	220,923(7)	949,969
	74,550	138,450(2)	3.60	9/18/2027
Brent J. Pearson	—	40,000(3)	3.43	11/7/2028	—	—
	—	20,000(4)	4.12	5/14/2029	—	—
Adam M. Kleinman	194,175(5)	—	3.60	9/18/2022	220,923(8)	949,969
	74,550	138,450(6)	3.60	9/18/2027
John J. Woods	—	—	—	—	—	—

(1)	Mr. Reed was granted 461,165 options on September 18, 2017. These options are fully vested and exercisable.
(2)	Mr. Reed was granted 213,000 options on September 18, 2017. These options vest as follows: 20% on the first anniversary of the grant date and 1.6667% per month thereafter.
(3)	Mr. Pearson was granted 40,000 options on November 7, 2018. These options vest as follows: 20% on the first anniversary of the grant date and 5% per quarter thereafter.
(4)	Mr. Pearson was granted 20,000 options on May 15, 2019. These options vest as follows: 20% on the first anniversary of the grant date and 5% per quarter thereafter.
(5)	Mr. Kleinman was granted 194,175 options on September 18, 2017. These options are fully vested and exercisable.
(6)	Mr. Kleinman was granted 213,000 options on September 18, 2017. These options vest as follows: 20% on the first anniversary of the grant date and 1.6667% per month thereafter.
(7)

Mr. Reed was granted 220,923 performance shares on November 3, 2016. These performance shares vest as follows: 20% on the first anniversary of grant date and 5% per quarter thereafter, subject to achievement of performance targets.

(8)

Mr. Kleinman was granted 220,923 performance shares on November 3, 2016. These performance shares vest as follows: 20% on the first anniversary of grant date and 5% per quarter thereafter, subject to achievement of performance targets.

Fiscal Year 2019 Option Exercises and Stock Vested

	Option Awards		Stock Vested
Name	Number (#)	Value ($)	Number (#)	Value ($)
John J. Woods	12,867	53,188	—	—

Equity Compensation Plan Information

Plan Category (as of June 30, 2019)	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	2,656,256	$4.33	1,066,209
Equity compensation plans not approved by security holders	—	—	—

Employment Agreements/Arrangements with our NEOs

Peter A. Reed

On November 3, 2016, Mr. Reed accepted GECM’s offer of employment as Chief Investment Officer of GECM. Mr. Reed’s base salary was $1,200,000 per year. Mr. Reed was granted 220,923 performance shares in connection with his employment. Mr. Reed was not eligible for any bonuses. Mr. Reed was entitled to one-year’s base salary as severance.

Mr. Reed owns 3,977 shares of GECC GP Corp. that are subject to repurchase at book value upon termination of his employment for cause.

On September 18, 2017, we entered into a new employment agreement with Mr. Reed. Beginning September 1, 2017, his base compensation was reduced to $250,000 per year. Mr. Reed’s targeted bonus under the GECM Performance Bonus Plan is $194,902 for the twelve months ending September 30, 2018 and his maximum payout thereunder is capped at 150% of his target. We awarded Mr. Reed options that vest over five years to purchase 213,000 shares of our common stock. We also awarded Mr. Reed options that vest over one year to purchase 461,165 shares of our common stock. In the new agreement, Mr. Reed’s severance was reduced to $1,000,000 if he was terminated without cause or quit with good reason before September 18, 2018 and thereafter such amount was further reduced to $800,000, together, in each case, with certain acceleration of vesting of equity awards with an aggregate value of $1,046,884 as of June 30, 2019.

Brent J. Pearson

On October 3, 2018, Mr. Pearson accepted our offer of employment as Chief Accounting Officer of the Company. Mr. Pearson’s base salary was $205,000 per year and his target annual bonus was $45,000. Mr. Pearson was awarded options to purchase 40,000 shares of Company common stock in connection with his employment. Mr. Pearson was also entitled to severance equal to 50% of his annual base salary upon a termination of his employment without cause or for good reason.

On May 9, 2019, we entered into a new offer letter with Mr. Pearson, which amended and restated in its entirety Mr. Pearson’s prior offer letter. Pursuant to his amended offer letter, Mr. Pearson served as interim Chief Financial Officer of the Company with a base salary of $225,000 per year (which amount would be increased to $250,000 per year upon his permanent appointment to the role) and a target annual bonus of $50,000 (which amount would be increased to $75,000 upon his permanent appointment to the role). We also awarded Mr. Pearson options to purchase 20,000 shares of Company common stock that are subject to a five-year vesting schedule (with the opportunity to be granted options to purchase an additional 20,000 shares upon his permanent appointment as Chief Financial Officer). The amended offer letter provides for a severance payment equal to 50% of his annual base salary upon his termination of employment without cause or his resignation for good reason (which severance amount would be increased to 100% of his annual base salary upon his permanent appointment as Chief Financial Officer). As of June 30, 2019, Mr. Pearson’s severance amount was equal to 50% of his then-current base salary ($112,500), plus certain accelerated vesting of equity awards with an aggregate value of $38,400.

Following the end of fiscal 2019, Mr. Pearson was permanently appointed as Chief Financial Officer, so his base salary, bonus opportunity and severance amount have been increased as described above.

Adam M. Kleinman

On November 3, 2016, Mr. Kleinman accepted GECM’s offer of employment as Chief Operating Officer and General Counsel of GECM. Mr. Kleinman’s base salary was $650,000 per year. Mr. Kleinman was granted 220,923 performance shares in connection with his employment. Mr. Kleinman was not eligible for any bonuses. Mr. Kleinman was entitled to one-year’s base salary as severance.

Mr. Kleinman owns 3,977 shares of GECC GP Corp. that are subject to repurchase at book value upon termination of his employment for cause.

On September 18, 2017, GECM entered into an offer letter with Mr. Kleinman. Beginning September 1, 2017, his base compensation was reduced to $250,000 per year. Mr. Kleinman’s targeted bonus under the GECM Performance Bonus Plan is $194,902 for the twelve months ending September 30, 2018 and his maximum payout thereunder is capped at 150% of his target. We awarded Mr. Kleinman options that vest over five years to purchase 213,000 shares of our common stock. We also awarded Mr. Kleinman options that vest over one year to purchase 194,175 shares of our common stock. In the new agreement, Mr. Kleinman’s severance was set at $650,000 if he is terminated without cause or quits with good reason before September 18, 2018 and thereafter such amount is reduced to $550,000, together, in each case, with certain acceleration of vesting of equity awards with an aggregate value of $1,046,884 as of June 30, 2019.

Finally, on March 21, 2018, we entered into an amended and restated offer letter with Mr. Kleinman pursuant to which he serves as our President and Chief Operating Officer.

John J. Woods

On September 18, 2017, we entered into an employment agreement with Mr. Woods. His base compensation was $300,000 per year. Mr. Woods’s targeted annual bonus was $105,000 for 2017, and the bonus is discretionary. On March 15, 2018, we awarded Mr. Woods options that vest over four years to purchase 55,680 shares of our common stock. Mr. Woods’ employment agreement provided that he was entitled to severance in the amount of $300,000 and accelerated vesting of equity awards if his employment was terminated without cause or if he quit with good reason.

Mr. Woods resigned from his position as Chief Financial Officer on February 28, 2019 and did not receive any severance payments in connection with his termination of employment.

Compensation of Our Board of Directors

We reimburse our non-employee directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as directors. Employee directors are not compensated for board services in addition to their regular employee compensation. For the fiscal year ended June 30, 2019, our non-employees director compensation program for payment of a retainer and committee fees was as follows:

▪	$65,000 in cash as an annual retainer.
▪	$20,000 in cash for service as Audit Committee chairperson.
▪	$10,000 in cash for service as Compensation Committee chairperson.
▪	$10,000 in cash for service as Nominating and Corporate Governance chairperson.
▪	$10,000 in cash for each committee on which a director does not serve as chairperson.
▪

Annual grant of restricted stock units having a value of $65,000 measured by a 30-day trailing average from the date of grant, subject to monthly vesting over one year from the grant date, pro-rated for partial periods of service during the fiscal year.

▪	Effective January 2018, we implemented a $110,000 additional annual cash retainer for service as the Chairman of the Board of Directors.

Non-Employee Director Compensation — Fiscal 2019

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Matthew A. Drapkin	85,000	104,821	—	189,821
James P. Parmelee	85,000	93,913	—	178,913
Peter A. Reed	—	—	—	—
Jeffrey S. Serota	175,000	122,201	—	297,201
Mark A. Snell	105,000	122,201	—	227,201
Hugh Steven Wilson	75,000	122,201	—	197,201
Thomas S. Harbin III	75,000	70,435	—	145,435

(1)	Represents the market value on the date of the award (as described above).

CEO Pay Ratio

The final ratio of the annual total compensation of Mr. Reed, our Chief Executive Officer (CEO Compensation), to the median of the annual total compensation of all of our employees and those of our consolidated subsidiaries other than our Chief Executive Officer (Median Annual Compensation) will not be calculable until Mr. Reed’s incentive amount under the GECM Performance Bonus Plan for the period ended September 30, 2018 is determined. Mr. Reed’s incentive amount, and therefore his actual total compensation for purposes of this pay ratio disclosure, is expected to be determined as of December 31, 2019. However, we have included an estimate of the range of the ratio set forth below. The Company will prepare and file a current report on Form 8-K disclosing the actual payout in respect of the incentive amount and an updated CEO pay ratio reflecting the amount of the payout promptly after it is determined.

The incentive amount paid to Mr. Reed under the GECM Performance Bonus Plan for the period ended September 30, 2018 could range from $0 to $105,020. If it were $0, then, based on the information currently included in the Summary Compensation Table, the ratio of the CEO Compensation ($358,250) to the Median Annual Compensation ($294,917) would be 1.22 to 1. If such amount were $105,020, then the ratio of the CEO Compensation (which would be $463,270) to the Median Annual Compensation ($294,917) would be 1.57 to 1.

These ratios are reasonable estimates calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below. In this summary, we refer to the employee who received such Median Annual Compensation as the Median Employee. In determining the Median Employee, we relied on Instruction 7 to Item 402(u) in order to exclude employees of consolidated subsidiaries that we acquired during the 2019 fiscal year. On September 7, 2018, one of our subsidiaries acquired an 80.1% equity interest in Great Elm DME, Inc., an entity formed to acquire and combine two durable medical equipment distribution companies, Valley Health Care Holdings, LLC and Northwest Medical, Inc., and the 315 employees acquired in connection with such transaction have been omitted from our employee population for purposes of determining the Median Employee. On June 12, 2019, one of our subsidiaries acquired the respiratory assets of Midwest Respiratory Care, Inc., and the 16 employees acquired in connection with such transaction have also been omitted from our employee population for purposes of determining the Median Employee. For purposes of this disclosure, Median Annual Compensation was $294,917, and was calculated by totaling for our Median Employee all applicable elements of compensation for the 2019 fiscal year in accordance with Item 402(c)(2)(x) of Regulation S-K. We did not make any cost-of-living adjustments in identifying the Median Employee.

To identify the Median Employee, we first determined our employee population as of June 30, 2019 (the Determination Date). We had eleven employees, representing all full-time, part-time, seasonal and temporary employees of us and our consolidated subsidiaries as of the Determination Date. This number does not include any independent contractors or “leased” workers, as permitted by the applicable SEC rules.

We then measured compensation for the period beginning on June 1, 2019, and ending on June 30, 2019 for ten employees (after the permitted exclusions noted above and excluding our Chief Executive Officer). This compensation measurement was calculated by totaling, for each employee, salary, bonus, wages, and tips as shown in our payroll and human resources records.

GREAT ELM CAPITAL GROUP, INC. 800 SOUTH STREET, SUITE 230 WALTHAM, MA 02453
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VOTE BY PHONE - 1-800-690-6903
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The Board of Directors recommends you vote FOR the following:
1. Election
of Directors
Nominees For Against Abstain
1A Matthew A. Drapkin ☐ ☐ ☐
1B Thomas S. Harbin III ☐ ☐ ☐
1C James P. Parmelee ☐ ☐ ☐
1D Peter A. Reed ☐ ☐ ☐
1E Jeffrey S. Serota ☐ ☐ ☐
1F Mark A. Snell ☐ ☐ ☐
1G Hugh Steven Wilson ☐ ☐ ☐
For address change/comments, mark here.
(see reverse for instructions) Yes No ☐
Please indicate if you plan to attend this meeting ☐ ☐
The Board of Directors recommends you vote FOR proposals 2 and 3.
2. Ratification of Deloitte & Touche LLP as independent registered public auditors.
For Against Abstain
☐☐☐
3. Approval, on a non-binding advisory basis, of 2019 compensation of the named executive officers.
☐ ☐ ☐
NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date
Signature (Joint Owners) Date
0000429389_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com
GREAT ELM CAPITAL GROUP, INC. Annual Meeting of Stockholders October 22, 2019 9:00 AM
This Proxy is solicited by the Board of Directors
The signatory hereto hereby appoints Adam M. Kleinman and Peter A. Reed and each or either of them as proxies, with full power of substitution and revocation, to represent the signatory hereto and to vote all shares of common stock of Great Elm Capital Group, Inc. that the signatory hereto is entitled to vote at the Annual Meeting of Stockholders of the company to be held on October 22, 2019 beginning at 9:00 a.m., Eastern Time, on the matters listed on the reverse side hereof and, in their discretion, upon such other matters as may properly come before the meeting and any adjournments or postponements thereof.
Shares represented by this Proxy will be voted as directed by the stockholder. If this Proxy is signed, the proxies have authority and intend to vote as follows regarding any nominee or matter for which no such directions are indicated: FOR election of all Director nominees and FOR Items 2 and 3.
Address change/comments:
(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side
0000429389_2 R1.0.1.18